Exhibit 99.1

Contact:

Primo Water Corporation

David Mills, Chief Financial Officer

(336) 331-4000

ICR Inc.

Katie Turner

(646) 277-1228

Primo Water Completes Refinancing of Credit Facilities

WINSTON-SALEM, N.C. June 25, 2018 -- Primo Water Corporation (Nasdaq: PRMW) (“Primo” or “the Company”), the leading provider of multi-gallon purified bottled water, self-service refill water and water dispensers, today announced that it has successfully completed the refinancing of its existing credit facilities with a new $220.0 million senior secured credit facility (the “New Senior Credit Facility”). SunTrust Robinson Humphrey was the lead arranger of the New Senior Credit Facility with BMO Harris Bank, N.A., U.S. Bank, National Association, and JPM Securities, LLC as joint lead arrangers.

The proceeds from the New Senior Credit Facility along with the proceeds from the recently completed follow-on equity offering are being used to repay the existing $186.0 million senior credit facility and the 9-1/16% Junior Subordinated Deferrable Interest Debentures.

The New Senior Credit Facility provides a $190.0 million term loan and a $30.0 million revolving credit facility that matures in June of 2023. The New Senior Credit Facility has an interest rate beginning at LIBOR plus 2.50%, which is adjusted downward based upon the consolidated leverage ratio.

As a result of the refinancing, Primo expects interest expense of approximately $5.0 million under the New Senior Credit Facility for the six months ended December 31, 2018. This represents a savings of approximately $5.5 million in interest expense in the second half of 2018, when compared to the prior facilities. Primo intends to use the interest savings for working capital purposes, including marketing initiatives designed to accelerate growth.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) (“Primo” or “the Company”) is an environmentally and ethically responsible company with a purpose of inspiring healthier lives through better water. Primo is North America's leading single source provider of water dispensers, multi-gallon purified bottled water, and self-service refill water. Primo's Dispensers, Exchange and Refill products are available in over 45,000 retail locations and online throughout the United States and Canada. For more information and to learn more about Primo Water, please visit our website at www.primowater.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those provisions. These statements include the Company's expected interest expense savings resulting from the refinancing of the Company’s senior indebtedness and its intent to use the interest savings for working capital purposes, including marketing initiatives designed to accelerate growth. These statements can otherwise be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "seek," "should," "would," "will," and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated herein. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers; the consolidation of retail customers and disruption of the retail business model; lower than anticipated consumer and retailer acceptance of and demand for the Company's products and services; difficulties realizing the anticipated benefits and synergies from the Glacier Water acquisition and managing our expanded operations following the acquisition; the highly competitive environment in which we operate and the entry of a competitor with greater resources into the marketplace; competition and other business conditions in the water and water dispenser industries in general; adverse changes in the Company's relationships with its independent bottlers, distributors and suppliers in its Exchange business; the loss of key Company personnel; risks associated with the Company's potential expansion into international markets, and the risk that the current U.S. presidential administration may implement changes to international trade relations, particularly with China, that could be harmful to our business and operations; the Company's experiencing product liability, product recall or higher than anticipated rates of sales returns associated with product quality or safety issues; dependence on key management information systems; the Company's inability to efficiently expand operations and capacity to meet growth; the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all; general economic conditions; the possible adverse effects that decreased discretionary consumer spending may have on the Company's business; changes in the regulatory framework governing the Company's business; significant liabilities or costs associated with litigation or other legal proceedings; the possibility that our ability to use our net operating loss carryforwards in the United States may be limited; the restrictions imposed upon our business as a result the restrictive covenants contained in our credit agreements; the Company's inability to comply with its covenants in its credit facility; the possibility that we may fail to generate sufficient cash flow to service our debt obligations; the negative effects that global capital and credit market issues may have on our liquidity; the costs of borrowing on our operations as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 7, 2018, its Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed on May 9, 2018 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases or as otherwise required by applicable securities laws.